Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Ware Grove Chief Financial Officer -or- Lori Novickis Director, Corporate Relations CBIZ, Inc. Cleveland, Ohio (216) 447-9000
CBIZ REPORTS SECOND-QUARTER AND FIRST-HALF 2007 RESULTS
SECOND-QUARTER REVENUE UP 7.3%; EPS FROM CONTINUING OPERATIONS UP 25%
FIRST-HALF REVENUE GROWS 8.7%; EPS FROM CONTINUING OPERATIONS UP 28%
Cleveland, Ohio (August 7, 2007)—CBIZ, Inc. (NYSE: CBZ) today announced second-quarter and first-half results for the period ended June 30, 2007.
CBIZ reported revenue of $156.9 million for the second quarter ended June 30, 2007, an increase of 7.3% over the $146.3 million reported for the second quarter of 2006. Same-unit revenue increased by 6.5%, or by $9.5 million. Revenue from newly acquired operations, net of divestitures, contributed $1.2 million to revenue growth in the second quarter. CBIZ reported income from continuing operations for the 2007 second quarter of $6.4 million, or $0.10 per diluted share, compared with $6.4 million, or $0.08 per diluted share in the second quarter of 2006.
During the first half of 2007, CBIZ repurchased approximately 3.5 million shares of its common stock at a cost of approximately $24.5 million.
For the six-month period ended June 30, 2007, CBIZ reported revenue of $335.9 million, an increase of 8.7%, or $26.7 million over the $309.2 million recorded for the comparable six-month period a year ago. Same-unit revenue increased by 7.5%, or $23.3 million, for the first six months of 2007 compared to the same period a year ago. Acquisitions, net of divestitures, contributed $3.5 million to revenue growth for the 2007 first half. Income from continuing operations was $21.4 million for the first six months of 2007, or $0.32 per diluted share, compared with $19.2 million for the first six months of 2006, or $0.25 per diluted share.
“This quarter represents the sixteenth consecutive quarter of same-unit revenue growth,” commented Steven L. Gerard, Chairman and CEO. “We are happy with the successful integration of the anesthesiology medical management firm, Ichthus Consulting, which we acquired during the second quarter. In addition, we are pleased to have leveraged our first-half revenue growth of 8.7% into a 28% growth in our fully diluted earnings per share from continuing operations. We are on track to accomplish our 2007 goals to

6050 Oak Tree Boulevard South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007

grow revenue in a range of 8% to 10% and to achieve an increase in earnings per share from continuing operations of at least 20%, compared with the $0.35 per share reported for 2006,” concluded Mr. Gerard.
CBIZ will host a conference call later this morning to discuss its results. The call will be webcast in a listen-only mode over the Internet for the media and the public, and can be accessed at www.cbiz.com.
Shareholders and analysts wishing to participate in the conference call may dial 1-866-418-3599 several minutes before 11:00 a.m. (ET). If you are dialing from outside the United States, dial 1-847-619-6341. A replay of the call will be available starting at 1:00 p.m. (ET), August 7 through midnight (ET), August 10, 2007. The dial-in number for the replay is 1-877-213-9653. If you are listening from outside the United States, dial 1-630-652-3041. The access code for the replay is 18586033. A replay of the webcast will also be available on the Company’s web site at www.cbiz.com.
CBIZ, Inc. provides professional business services that help clients better manage their finances, employees and technology. As the largest benefits specialist, one of the largest accounting, valuation and medical practice management companies in the United States, CBIZ provides its clients with integrated financial services which include accounting and tax, internal audit, Sarbanes-Oxley 404 compliance, and valuation. Employee services include employee benefits, property and casualty insurance, payroll, HR consulting and wealth management. CBIZ also provides information technology, hardware and software solutions, government relations, healthcare consulting and medical practice management. These services are provided throughout a network of more than 140 Company offices in 34 states and the District of Columbia.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Risk factors that could cause actual results to differ include the risk of a decline in the current trend to outsource business services that may have a material adverse effect on the Company’s results of operations and the Company’s sensitivity to revenue fluctuations that could result in fluctuations in the market price for shares of the Company’s common stock. Additional risk factors are discussed in our Report on Form 10-K for the year ended December 31, 2006, and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.
For further information regarding CBIZ, call our Investor Relations Office at (216) 447-9000 or visit our web site at www.cbiz.com.

6050 Oak Tree Boulevard South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007

CBIZ, INC.
FINANCIAL HIGHLIGHTS (UNAUDITED)
THREE MONTHS ENDED JUNE 30, 2007 AND 2006
(In thousands, except percentages and per share data)

	THREE MONTHS ENDED
	JUNE 30,
	2007	%	2006 (1)%

Revenue	$156,946	100.0%	$146,250	100.0%

Operating expenses	135,827	86.5%	123,851	84.7%

Gross margin	21,119	13.5%	22,399	15.3%

Corporate general and administrative expense	6,508	4.1%	7,333	5.0%
Depreciation and amortization expense	4,001	2.6%	3,949	2.7%

Operating income	10,610	6.8%	11,117	7.6%
Other income (expense):
Interest expense	(1,415)	-0.9%	(865)	-0.6%
Gain on sale of operations, net	10	0.0%	7	0.0%
Other income, net (3)	1,989	1.2%	496	0.4%

Total other income (expense), net	584	0.3%	(362)	-0.2%

Income from continuing operations before income tax expense	11,194	7.1%	10,755	7.4%

Income tax expense	4,754		4,405

Income from continuing operations	6,440	4.1%	6,350	4.3%

Loss from operations of discontinued businesses, net of tax .	(493)		(910)
Gain (loss) on disposal of discontinued businesses, net of tax	3,883		(214)

Net income	$9,830	6.3%	$5,226	3.6%

Diluted earnings (loss) per share:
Continuing operations	$0.10		$0.08
Discontinued operations	0.04		(0.01)

Net income	$0.15		$0.07

Diluted weighted average common shares outstanding	66,459		75,421

Other data from continuing operations:
EBIT (2)	$12,599		$11,613
EBITDA (2)	$16,600		$15,562
(1) Certain amounts in the 2006 financial data have been reclassified to conform to the current year presentation to reflect the impact of discontinued operations.
(2) EBIT represents income from continuing operations before income taxes, interest expense, and gain on the sale of divested operations. EBITDA represents EBIT as defined above before depreciation and amortization expense. The Company has included EBIT and EBITDA data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company’s ability to service debt. EBIT and EBITDA should not be regarded as an alternative or replacement to any measurement of performance under generally accepted accounting principles (GAAP).
(3) Includes $1,201 and ($332) of net gains (losses) attributable to assets held in the Company’s deferred compensation plan for the three months ended June 30, 2007 and 2006, respectively. These gains (losses) do not impact the Company’s “income from continuing operations before income tax expense” as they are directly offset by compensation to the Plan participants. Compensation is included in “operating expenses” and “corporate general and administrative expense.”

6050 Oak Tree Boulevard South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007

CBIZ, INC.
FINANCIAL HIGHLIGHTS (UNAUDITED)
SIX MONTHS ENDED JUNE 30, 2007 AND 2006
(In thousands, except percentages and per share data)

	SIX MONTHS ENDED
	JUNE 30,
	2007	%	2006 (1)%

Revenue	$335,898	100.0%	$309,153	100.0%

Operating expenses	277,663	82.7%	255,219	82.6%

Gross margin	58,235	17.3%	53,934	17.4%

Corporate general and administrative expense	14,096	4.2%	14,065	4.5%
Depreciation and amortization expense	7,956	2.3%	7,791	2.5%

Operating income	36,183	10.8%	32,078	10.4%

Other income (expense):
Interest expense	(2,391)	-0.7%	(1,657)	-0.5%
Gain on sale of operations, net	105	0.0%	7	0.0%
Other income, net (3)	2,596	0.8%	1,731	0.5%

Total other income, net	310	0.1%	81	0.0%

Income from continuing operations before income tax expense	36,493	10.9%	32,159	10.4%

Income tax expense	15,116		12,961

Income from continuing operations	21,377	6.4%	19,198	6.2%

Loss from operations of discontinued businesses, net of tax	(973)		(1,907)
Gain (loss) on disposal of discontinued businesses, net of tax	3,690		(47)

Net income	$24,094	7.2%	$17,244	5.6%

Diluted earnings (loss) per share:
Continuing operations	$0.32		$0.25
Discontinued operations	0.04		(0.03)

Net income	$0.36		$0.23

Diluted weighted average common shares outstanding	67,236		76,409

Other data from continuing operations:
EBIT (2)	$38,779		$33,809
EBITDA (2)	$46,735		$41,600
(1) Certain amounts in the 2006 financial data have been reclassified to conform to the current year presentation to reflect the impact of discontinued operations.
(2) EBIT represents income from continuing operations before income taxes, interest expense, and gain on the sale of divested operations. EBITDA represents EBIT as defined above before depreciation and amortization expense. The Company has included EBIT and EBITDA data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company’s ability to service debt. EBIT and EBITDA should not be regarded as an alternative or replacement to any measurement of performance under generally accepted accounting principles (GAAP).
(3) Includes $1,513 and $200 of net gains attributable to assets held in the Company’s deferred compensation plan for the six months ended June 30, 2007 and 2006, respectively. These gains do not impact the Company’s “income from continuing operations before income tax expense” as they are directly offset by compensation to the Plan participants. Compensation is included in “operating expenses” and “corporate general and administrative expense.”

6050 Oak Tree Boulevard South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007

CBIZ, INC.
FINANCIAL HIGHLIGHTS (UNAUDITED)
THREE MONTHS ENDED JUNE 30, 2007 AND 2006
(In thousands, except percentages and per share data)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2007	2006 (3)	2007	2006 (3)

Revenue
Financial Services	$69,675	$63,365	$162,405	$147,466
Employee Services	42,142	38,842	86,447	77,982
Medical Management Professionals	32,116	30,046	61,724	58,268
National Practices	13,013	13,997	25,322	25,437

Total	$156,946	$146,250	$335,898	$309,153

Gross margin
Financial Services	$10,243	$8,972	$37,559	$33,631
Employee Services	8,977	8,885	19,631	17,467
Medical Management Professionals	5,477	5,909	9,210	9,447
National Practices	1,522	2,746	2,346	3,462

Total (1)	$21,119	$22,399	$58,235	$53,934
SELECT BALANCE SHEET DATA AND RATIOS

	JUNE 30,	DECEMBER 31,
	2007	2006 (3)

Cash and cash equivalents	$5,683	$12,971
Restricted cash	$16,014	$17,507
Accounts receivable, net	$124,295	$104,294
Current assets before funds held for clients	$171,394	$168,831
Funds held for clients	$69,534	$84,441
Goodwill and other intangible assets, net	$215,985	$205,661

Total assets	$518,578	$518,283

Current liabilities before client fund obligations	$83,933	$91,444
Client fund obligations	$69,534	$84,441
Convertible notes	$100,000	$100,000
Bank debt	$10,000	$—

Total liabilities	$295,212	$301,705

Treasury stock	$(201,375)	$(176,773)

Total stockholders’ equity	$223,366	$216,578

Debt to equity (4)	49.2%	46.2%
Days sales outstanding from continuing operations (2)	73	66

Shares outstanding	65,574	67,416

Basic weighted average common shares outstanding	65,740	71,004

Diluted weighted average common shares outstanding	67,236	73,052

(1) Includes operating expenses recorded by corporate and not directly allocated to the business units of $5,100 and $4,113 for the three months ended June 30, 2007 and 2006, and $10,511 and $10,073 for the six months ended June 30, 2007 and 2006, respectively.
(2) At June 30, 2006 days sales outstanding (DSO) was 71 days. DSO is provided for continuing operations and represent accounts receivable (before the allowance for doubtful accounts) and unbilled revenue (net of realization adjustments) at the end of the period, divided by trailing twelve month daily revenue. The Company has included DSO data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company’s ability to collect on receivables in a timely manner. DSO should not be regarded as an alternative or replacement to any measurement of performance under generally accepted accounting principles (GAAP).
(3) Certain amounts in the 2006 financial data have been reclassified to conform to the current year presentation to reflect the impact of discontinued operations.
(4) Ratio is convertible notes and bank debt divided by total equity.

6050 Oak Tree Boulevard South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007